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                                                                Exhibit (a)(14)

                           Navigant Consulting, Inc.

           First Supplement to Offer to Exchange Certain Outstanding
                  Year 2000 Exchange Options and VSRP Options
                        for Shares of Restricted Stock

                        The Offer and Withdrawal Rights
                      Expire at 5:00 P.M., Central Time,
           on Monday, November 4, 2002, Unless the Offer is Extended

                               October 29, 2002

                            Summary Financial Data

   The following table summarizes our financial data. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the financial statements and notes thereto, which are incorporated by reference from our Annual Report on 10-K for the year ended December 31, 2001 and from our Quarterly Report on 10-Q for the quarter ended June 30, 2002. The statements of operations data for the years ended December 31, 2001, 2000, 1999, 1998, 1997 and the balance sheet data as of December 31, 2001, 2000, 1999, 1998, 1997, below are derived from our audited financial statements. The statements of operations data for the six month periods ended June 30, 2002 and 2001 and the balance sheet data as of June 30, 2002 are derived from unaudited financial statements. In the opinion of management, the unaudited financial statements referred to above reflect all adjustments, consisting of normal adjustments, necessary to present fairly Navigant Consulting, Inc.'s results of operations for the periods ended June 30, 2002 and 2001, and the balance sheet data as of June 30, 2002.

Statement of Operations Data:

                                                  For the six month
                                                    periods ended
                                                       June 30,           For the years ended December 31, (1)
                                                  -----------------  -----------------------------------------------
                                                    2002     2001      2001      2000      1999      1998     1997
                                                  -------- --------  --------  --------  --------  -------- --------
                                                     (unaudited)
                                                                (in thousands, except per share data)
Revenues......................................... $121,585 $120,255  $235,580  $244,629  $219,491  $202,582 $183,795
   Consulting services expense...................   79,589   76,503   152,007   158,720   142,965   122,040  116,684
   Value Sharing Retention Program ("VSRP")
    cash compensation expense--
    consultants..................................       --    8,592    11,296     5,890        --        --       --
   Stock-based compensation--consultants.........    2,461    4,275     3,238                  --        --       --
                                                  -------- --------  --------  --------  --------  -------- --------
Gross margin.....................................   39,535   30,885    69,039    80,019    76,526    80,542   67,111
   General and administrative expenses...........   29,033   28,447    55,413    59,846    58,742    43,194   47,447
   Depreciation expense (2)......................    3,838    3,358     7,118     6,797     9,550     3,858       --
   Amortization expense..........................      787    2,742     5,700     4,573       900        --       --
   VSRP cash compensation expense--other.........       --      700     1,103       467        --        --       --
   Stock-based compensation--other...............      735    1,104       574       492     3,850        --       --
   Restructuring costs and merger-related costs
    (credits)....................................       --    1,900     1,900    10,229      (881)    7,370    1,312
   Litigation and settlement provisions..........       --    5,700     5,700    16,500     2,335        --       --
                                                  -------- --------  --------  --------  --------  -------- --------
Operating income (loss) from continuing
 operations......................................    5,142  (13,066)   (8,469)  (18,885)    2,030    26,120   18,352
   Other income (loss), net......................      107      623       874    (1,666)   (2,653)    2,053      383
                                                  -------- --------  --------  --------  --------  -------- --------
Income (loss) from continuing operations before
 income taxes....................................    5,249  (12,443)   (7,595)  (20,551)     (623)   28,173   18,735
   Income tax expense (benefit) (3)..............    2,128   (4,545)   (2,284)   (6,194)    1,534    19,920    5,571
                                                  -------- --------  --------  --------  --------  -------- --------
   Net income (loss) from continuing
    operations...................................    3,121   (7,898)   (5,311)  (14,357)   (2,157)    8,253   13,164
                                                  -------- --------  --------  --------  --------  -------- --------

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
                                               For the six month
                                                 periods ended
                                                   June 30,               For the years ended December 31, (1)
                                            ----------------------  ------------------------------------------------
                                                 2002        2001     2001       2000      1999      1998     1997
                                            -------------- -------  --------  ---------  --------  -------- --------
                                                  (unaudited)
                                                             (in thousands, except per share data)
Income (loss) from discontinued operations,
 net of income taxes.......................          --         --        --    (10,193)  (12,465)    7,328    5,500
Loss on dispositions of discontinued
 operations, net of income taxes...........          --         --        --   (155,003)       --        --       --
                                               --------    -------  --------  ---------  --------  -------- --------
   Net income (loss).......................    $  3,121    $(7,898) $ (5,311) $(179,553) $(14,622) $ 15,581 $ 18,664
                                               ========    =======  ========  =========  ========  ======== ========

Basic earnings (loss) per common share:
   Net income (loss) from continuing
    operations.............................    $   0.08    $ (0.21) $  (0.14) $   (0.35) $  (0.05) $   0.23 $   0.40
   Net income (loss) from discontinued
    operations.............................    $     --    $    --  $     --  $   (0.25) $  (0.30) $   0.20 $   0.17
   Loss on dispositions of discontinued
    operations.............................    $     --    $    --  $     --  $   (3.79) $     --  $     -- $     --
   Net income (loss).......................    $   0.08    $ (0.21) $  (0.14) $   (4.39) $  (0.35) $   0.43 $   0.56
Shares used in computing net income (loss)
 per basic share...........................      38,915     38,330    38,439     40,895    41,601    36,476   33,289

Diluted earnings (loss) per diluted share:
   Net income (loss) from continuing
    operations.............................    $   0.08    $ (0.21) $  (0.14) $   (0.35) $  (0.05) $   0.22 $   0.39
   Net income (loss) from discontinued
    operations.............................    $     --    $    --  $     --  $   (0.25) $  (0.30) $   0.19 $   0.16
   (Loss) on dispositions of discontinued
    operations.............................    $     --    $    --  $     --  $   (3.79) $     --  $     -- $     --
   Net income (loss).......................    $   0.08    $ (0.21) $  (0.14) $   (4.39) $  (0.35) $   0.41 $   0.55
Shares used in computing net income (loss)
 per diluted share.........................      41,244     38,330    38,439     40,895    41,601    37,707   33,798

                                                                                   As of December 31,
                                            As of June 30,          ------------------------------------------------
                                                 2001                 2001       2000      1999      1998     1997
                                            --------------          --------  ---------  --------  -------- --------
                                             (unaudited)
                                                                         (in thousands)
Balance Sheet Data:

   Cash and cash equivalents...............    $ 16,561             $ 35,950  $  48,798  $ 42,345  $119,704 $ 45,972
   Working capital.........................    $ 42,776             $ 53,556  $  63,656  $ 67,598  $146,509 $ 58,708
   Total assets............................    $166,554             $158,826  $ 163,482  $414,676  $230,517 $125,827
   Long-term debt, less current portion....    $      0             $  1,500  $      --  $     --  $     -- $    319
   Total stockholders' equity..............    $123,803             $112,105  $ 115,725  $300,669  $164,904 $ 69,215
Cash dividends declared per common
 shares....................................    $     --             $     --  $      --  $     --  $     -- $     --

(1) Certain business segments that have previously been presented in revenues and expenses were discontinued in 2000 and were reclassified as discontinued operations. As a result, certain revenues and expenses for the years 1999, 1998 and 1997 have been reclassified to "Loss from discontinued operations, net of income taxes."
(2) For 1997, depreciation expense is included in "General and administrative expenses."
(3) During the periods presented, certain operating subsidiaries were entities not subject to federal income taxation. The provision for income taxes for the year ended December 31, 1998 reflects a one-time, non-cash charge of $7.2 million resulting from the conversion of a subsidiary of the Company from the modified cash basis to the accrual basis for tax purposes.

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